As filed with the Securities and Exchange Commission on March 20, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORAGENICS, INC.

(Exact name of registrant as specified in its charter)

Florida	2836	59-3410522
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan Joslyn

Chief Executive Officer and President

Oragenics, Inc.

4902 Eisenhower Boulevard, Suite 125

Tampa, Florida 33634

(813) 286-7900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Mark A. Catchur, Esq.

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Telephone: (813) 229-7600

Facsimile: (813) 229-1660

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-213321

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share
Warrants to purchase Common Stock
Common Stock issuable on exercise of Warrants	—	—
Total	$5,640,000	$683.57

(1)

The registrant previously registered securities at an aggregate offering price not to exceed $30,000,000 on a Registration Statement on Form S-3 (File No. 333-213321), which was filed by the registrant on August 25, 2016 and declared effective on September 7, 2016, and as supplemented by that certain prospectus supplement dated March 20, 2019 (the “Prior Registration Statement”). In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional number of securities having a proposed maximum aggregate offering price of $5,640,000 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares, representing no more than 20% of the maximum aggregate offering price of unsold securities under the Prior Registration Statement. In no event will the maximum aggregate offering price of all securities issued pursuant to this Registration Statement and the Prior Registration Statement exceed that registered under such registration statements.

(2)

Pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended, the registration fee has been calculated on the basis of the maximum aggregate offering price and the number of securities being registered has been omitted.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This registration statement on Form S-3 relates to the underwritten offering (the “Offering”) of common stock and common stock purchase warrants of Oragenics, Inc. (the “Company”) contemplated by the registration statement on Form S-3 (File No. 333-213321), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on September 7, 2016, as supplemented by that certain prospectus supplement dated March 20, 2019 (the “Prior Registration Statement”). This registration statement is filed pursuant to Rule 462(b) promulgated under the Securities Act, solely to increase the total value of securities to be offered in the Offering by $5,640,000. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The contents of the Prior Registration Statement, including all exhibits thereto, are hereby incorporated by reference herein.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document

5.1*	Opinion of Shumaker, Loop & Kendrick, LLP.

23.1*	Consent of Mayer Hoffman McCann P.C., Independent Registered Public Accounting Firm.

23.2*	Consent of Shumaker, Loop & Kendrick, LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to the Registration Statement filed on August 25, 2016).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida on March 20, 2019.

ORAGENICS, INC.

By:	/s/ Alan Joslyn
Alan Joslyn,
Chief Executive Officer, and Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on March 20, 2019.

Signature	Title

/s/ Alan Joslyn Alan Joslyn	Principal Executive Officer, Chief Executive Officer and Director

/s/ Michael Sullivan Michael Sullivan	Principal Financial Officer, Chief Financial Officer (Principal Accounting Officer)

* Frederick W. Telling	Chairman and Director

* Robert C. Koski	Director

* Charles L. Pope	Director

* Alan W. Dunton	Director

*By:	/s/ Alan Joslyn
Alan Joslyn Attorney-in-fact

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